Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Hilb Rogal & Hobbs Company (the “Company”) for the registration of 2,000,000 shares of common stock, no par value, of the Company, pertaining to the Hilb Rogal & Hobbs Company 2007 Stock Incentive Plan, of our reports dated March 13, 2007, with respect to the consolidated financial statements and schedule of Hilb Rogal & Hobbs Company, Hilb Rogal & Hobbs Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Hilb Rogal & Hobbs Company included in its Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Richmond, Virginia

May 1, 2007